Exhibit 10(n)

CHURCH & DWIGHT CO., INC.

EXECUTIVE DEFERRED COMPENSATION PLAN II

(As amended and restated effective as of January 1, 2009)

ARTICLE 1

PURPOSE

The purpose of the Church & Dwight Co., Inc. Executive Deferred Compensation Plan II (the “Plan”) is to provide a means whereby Church & Dwight Co., Inc. (the “Company”) may afford increased financial security, on a tax-favored basis, to a select group of management or highly compensated employees of the Company or its Affiliates who have rendered and continue to render valuable services to the Company or its Affiliates which constitute an important contribution towards the Company’s continued growth and success.

ARTICLE 2

DEFINITIONS

2.1 “Account” or “Accounts” mean the devices used by the Company to measure and determine the amounts to be paid to a Participant under the Plan. Separate Accounts will be established for each Participant and as may otherwise be required to implement the Plan.

2.2 “Affiliate” means any firm, partnership or corporation that (i) directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company or (ii) is otherwise authorized by the Board to be considered an Employer for purposes of this Plan.

2.3 “Applicable Section 401(a)(17) Limit” means, with respect to a Plan Year, the applicable dollar limitation for such Plan Year in effect under Section 401(a)(17) of the Code.

2.4 “Base Salary” means, with respect to a Participant for any Plan Year, such Participant’s annual base salary before reduction pursuant to this Plan or any plan or agreement of the Employer whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125.

2.5 “Beneficiary” means the person or persons designated as such in accordance with Section 12.2.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Bonus” means annual incentive compensation payments made from the Church & Dwight Co., Inc. Annual Incentive Plan.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the committee designated by the Board of Directors of the Company to administer the Plan.

2.10 “Company” means Church & Dwight Co., Inc.

2.11 “Declared Rate” means for any plan year the rate equal to the 120-month average of the 10-Year Treasury Note rate as of September 30 of the prior Plan Year.

2.12 “Deferral Commitment” means a deferral commitment made by a Participant to defer Base Salary and/or Bonus pursuant to Article 5 for which an Enrollment Agreement has been submitted by an Eligible Employee to the Company.

2.13 “Earnings Crediting Options” mean the options which may be elected by a Participant from time to time pursuant to which earnings are credited to the Participant’s Account(s).

2.14 “Effective Date” means the effective date of the Plan, which is January 1, 2005.

2.15 “Eligible Employee” means an Employee who is eligible to make a Deferral Commitment for a Plan Year and/or to receive a credit to his or her 401(k) Restoration Account or Profit Sharing Restoration Account for a Plan Year, pursuant to Sections 5.2 or 5.3, respectively.

2.16 “Employee” means any person employed by the Company or an Affiliate on a regular full-time salaried basis.

2.17 “Employer” means the Company and any of its Affiliates.

2.18 “Enrollment Agreement” means the authorization form which an eligible individual files with the Company to participate in the Plan.

2.19 “401(k) Restoration Account” means an Account into which a credit is made by the Company for a pay period in accordance with Section 5.2. Notwithstanding anything contained herein to the contrary, a Participant’s 401(k) Restoration Account shall also be comprised of any amounts credited to such Participant’s 401(k) Restoration Account under the Prior Plan that were not vested as of December 31, 2004. Such amounts from the Prior Plan shall be fully vested.

2.20 “In-Service Distribution” means a distribution prior to termination of Service pursuant to Section 7.3.

2.21 “In-Service Distribution Account” means an Account established pursuant to Section 7.3.

2.22 “Investment Election Form” means the election form on which a Participant designates one or more Earnings Crediting Options into which a Participant’s Accounts will be deemed invested and the percentages of such Accounts to be allocated to such Earnings Crediting Options.

2.23 “Normal Distribution Account” means an Account established at the time a Participant establishes a Deferral Commitment which provides for the distribution of a benefit following a Participant’s termination of Service.

2.24 “Participant” means an Eligible Employee who has one or more Accounts under the Plan.

2.25 “Plan” means the Church & Dwight Co., Inc. Executive Deferred Compensation Plan II, as amended from time to time.

2.26 “Plan Year” means the calendar year beginning on January 1 and ending December 31.

2.27 “Pre-Tax Contributions” means “Pre-Tax Contributions” as defined under the Tax-Qualified Plan.

2.28 “Prior Plan” means the Church & Dwight Co., Inc. Executive Deferred Compensation Plan, effective as of June 1, 1997.

2.29 “Profit Sharing Contributions” means “Profit Sharing Contributions” as defined under the Tax-Qualified Plan.

2.30 “Profit Sharing Restoration Account” means an Account into which a credit is made by the Company for a Plan Year in accordance with Section 5.3. Notwithstanding anything contained herein to the contrary, a Participant’s Profit Sharing Restoration Account shall also be comprised of any amounts credited to such Participant’s Profit Sharing Restoration Account under the Prior Plan that were not vested as of December 31, 2004. Such amounts from the Prior Plan shall be fully vested.

2.31 “Retirement” means, with respect to a Participant, the termination of the Participant’s Service with all Employers for reasons other than death at any time on or after the date on which the Participant attains age 55 with five (5) years of Service or age 65 with one (1) year of Service.

2.32 “Service” means the period of time during which a full-time employment relationship exists between an Employee and the Employer, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid; provided, however, that an individual shall not be considered to have incurred a termination of Service for purposes of the Plan unless the individual has incurred a “separation from service” under Section 409A of the Code and guidance issued thereunder by the Internal Revenue Service.

2.33 “Tax-Qualified Plan” means the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Salaried Employees.

2.34 “Termination Date” means the final date of termination of a Participant’s Service with the Employer.

2.35 “Year” means a period of twelve consecutive calendar months.

ARTICLE 3

ADMINISTRATION OF THE PLAN

The Committee is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan and to determine the rights, if any, of Employees, Participants, Beneficiaries and other persons under the Plan. The Committee’s resolution of any matter concerning the Plan shall be final and binding upon any Participant and Beneficiary affected thereby. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member’s interest in the Plan as a Participant.

ARTICLE 4

ELIGIBILITY

4.1 Eligibility. An Employee shall be eligible to make a Deferral Commitment for a Plan Year, and/or to receive a credit to his or her 401(k) Restoration Account or Profit Sharing Restoration Account for a Plan Year, as follows:

4.2 Deferral Commitments and 401(k) Restoration Credits. An Employee who is employed at the level of Director or above shall be eligible for a Plan Year to make a Deferral Commitment pursuant to Section 5.1 and/or receive a credit to his or her 401(k) Restoration Account under Section 5.2; provided, however, that, subject to Section 4.1(c), an Employee who has had a Deferral Commitment in effect for a prior Plan Year shall continue to be eligible to make a Deferral Commitment, and receive a credit to his or her 401(k) Restoration Account, for a Plan Year even if he or she is employed at a position below the level of a Director.

4.3 Profit Sharing Restoration Credits. An Employee shall be eligible to receive a credit of an amount to his or her Profit Sharing Restoration Account for a Plan Year pursuant to Section 5.3 if he or she is employed by the Company or an Affiliate on the last day of such Plan

Year at the level of Director or above or if he or she terminates employment during such Plan Year due to death or Retirement; provided, however, that, subject to Section 4.1(c), an Employee who was a Participant of the Plan for any prior Plan Year shall continue to be eligible to have an amount credited to his or her Profit Sharing Restoration Account for a Plan Year even if he or she is employed at a position below the level of a Director.

4.4 Eligibility Limited to Management or Highly Compensated Employees. Notwithstanding anything contained herein to the contrary, the Committee may refuse acceptance of an Employee’s Deferral Commitment for a Plan Year (before such Deferral Commitment becomes effective for such Plan Year), and may prohibit amounts from being credited to an Employee’s 401(k) Restoration Account and Profit Sharing Restoration Account for a Plan Year, if the Committee, in its sole discretion, determines that such Employee is not among a select group of management or highly compensated employees of the Company or its Affiliates, within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE 5

CREDITS

5.1 Deferral Commitment Credits.

(a) An Eligible Employee under Section 4.1(a) may elect to make a Deferral Commitment for a Plan Year by submitting an Enrollment Agreement to the Company during a period of time designated by the Committee that ends no later than the beginning of such Plan Year; provided, however, that with respect to any “performance-based compensation” (within the meaning of Section 409A(a)(4) of the Code) based on services performed over a period of at least 12 months, an Eligible Employee may make a Deferral Commitment by submitting an Enrollment Agreement to the Company with respect to such compensation no later than six (6) months before the end of such period. Notwithstanding the foregoing, an Employee who is an Eligible Employee upon his or her commencement of employment with the Company or an

Affiliate may commence participation by submitting an Enrollment Agreement to the Company within thirty (30) days after the date of such commencement of employment. An Employee who becomes an Eligible Employee after his or her commencement of employment with the Company or an Affiliate (e.g., due to a promotion) may commence participation effective the beginning of the next Plan Year. An Enrollment Agreement shall specify the percentages of Base Salary and/or Bonus that an Eligible Employee elects to have reduced, and shall provide such other information as the Committee shall require. An Eligible Employee may elect in an Enrollment Agreement to establish a Deferral Commitment for a Plan Year to defer Base Salary or Bonus, as follows:

(i) An Eligible Employee may elect to defer a portion of his or her Base Salary for the Plan Year. The amount to be deferred shall be stated as a whole number percentage of Base Salary that is neither less than ten percent (10%) nor more than eighty-five percent (85%) of Base Salary.

(ii) An Eligible Employee may elect to defer a portion of any Bonus amounts to be paid to such Eligible Employee by the Company or an Affiliate for Services during the Plan Year. The amount to be deferred shall be stated as either (i) a whole number percentage of such bonus or (ii) a whole number percentage of such Bonus above a specified dollar amount; provided that the percentage is not less than ten percent (10%) nor more than eighty-five percent (85%). Except as provided above, bonus deferrals will begin with Bonuses earned for Services performed during the Plan Year following submission of an Enrollment Agreement to the Company, unless otherwise permitted by the Committee.

(iii) An Eligible Employee may designate a separate Deferral Commitment percentage for a Plan Year to be applied solely to his or her “Net Compensation” to the extent such Net Compensation exceeds the Applicable Section 401(a)(17) Limit for such Plan Year (such election to be referred to as an “Excess Section 401(a)(17) Limit Deferral Election”). An Eligible Employee’s “Net Compensation” for a

Plan Year shall mean his or her compensation for the Plan Year that is taken into account under the Tax-Qualified Plan for purposes of determining Pre-Tax Contributions, reduced by the amount of his her deferrals for the Plan Year made pursuant to Section 5.1(a)(i) or (ii) above. The amount to be deferred pursuant to an Excess Section 401(a)(17) Limit Deferral Election shall be stated as a whole number percentage of no more than six percent (6%).

(b) The amount by which Base Salary and/or Bonus is reduced pursuant to this Section 5.1 for a Plan Year shall be credited by the Company to a Participant’s Deferral Commitment Account on the dates that such Base Salary and/or Bonus would otherwise have been paid.

(c) Subject to Section 4.1, elected amounts of Base Salary and/or Bonus shall continue to be deferred year after year under a Deferral Commitment until the Participant files a subsequent Enrollment Agreement changing the percentage of, or stopping, such Deferral Commitment or the Deferral Commitment terminates under Section 5.1(d).

(d) Except as provided in Article 9, changes made by a subsequent Enrollment Agreement shall become effective beginning with the next Plan Year following the date such Enrollment Agreement is submitted to the Company. A subsequent Enrollment Agreement shall not apply to any deferrals which represent payments for Services performed prior to the beginning of the first Plan Year to which such Enrollment Agreement applies, but otherwise shall apply to all future deferrals covered by the Deferral Commitment.

(e) A Participant’s deferrals of Base Salary and/or Bonus pursuant to a Deferral Commitment shall terminate upon the Participant’s termination of Service; provided, however, that such Deferral Commitment shall remain effective with respect to any Base Salary and/or Bonus amounts earned through the date of his or her termination of Service.

(f) The Committee may further limit any minimum or maximum amount deferred by any Eligible Employee or group of an Eligible Employees, or waive any minimum and maximum limits for any an Eligible Employee or group of an Eligible Employees, for any reason.

(g) Except as provided above and this Section 5.1(g), Deferral Commitments shall be irrevocable. The Committee may permit a Participant to cancel a Deferral Commitment for the remainder of the Deferral Commitment, upon a finding that the Participant has suffered an unforeseeable financial emergency as provided for in Article 9.

5.2 401(k) Restoration Amounts. For each Plan Year, the Company shall make credits to the 401(k) Restoration Account of each Eligible Employee under Section 4.1(a) in an amount equal to the sum of (i) three percent (3%) of the deferrals for such Plan Year made by such Eligible Employee pursuant to Section 5.1(a)(i) and (ii) of the Plan, plus (ii) if the Eligible Employee makes an Excess Section 401(a)(17) Limit Deferral Election for the Plan Year pursuant to Section 5.1(a)(iii), an amount equal to fifty percent (50%) of the amounts deferred pursuant to such Excess Section 401(a)(17) Limit Deferral Election. Amounts to be credited to an Eligible Employee’s 401(k) Restoration Account pursuant to this Section 5.2 shall be credited on or about the time that the Company’s matching contributions would have been credited under the Tax-Qualified Plan had his or her deferrals under this Plan been eligible for matching contributions under the Tax-Qualified Plan and/or if the Tax-Qualified Plan had not been subject to the Applicable Section 401(a)(17) Limit.

A Participant’s interest in any amount credited to his or her 401(k) Restoration Account under this Section 5.2 and earnings thereon shall be vested as provided in Section 6.10. Earnings will be credited on the amount credited to a Participant’s 401(k) Restoration Account in accordance with the provisions of Sections 6.2, 6.4 and 6.5 at such times and in such manner as the Committee may determine.

5.3 Profit Sharing Restoration Amounts. For each Plan Year, the Company shall credit amounts in accordance with the formula below to the Profit Sharing Restoration Account of each Employee who is an Eligible Employee for such Plan Year under Section 4.1(b). The amount credited to any such Eligible Employee’s Profit Sharing Restoration Account for each Plan Year shall be equal to the excess of (i) the amount that would have been contributed under the Tax-Qualified Plan for the Plan Year had no limitations imposed by the Code been applicable

(including the Applicable Section 401(a)(17) Limit) and had the Eligible Employee’s covered “Compensation” (as defined by the Tax-Qualified Plan for purposes of determining allocations of Profit Sharing Contributions) included any deferrals made under Section 5.1 of this Plan by the Eligible Employee for such Plan Year, over (ii) the amount actually contributed by the Company under the Tax-Qualified Plan as the Company’s Profit Sharing Contribution for the Plan Year. Such amounts shall be credited to a Participant’s Profit Sharing Restoration Account no later than the end of the quarter following the time the Company’s Profit Sharing Contributions are credited under the Tax-Qualified Plan.

A Participant’s interest in any amount credited to his or her Profit Sharing Restoration Account under this Section 5.3 and earnings thereon shall be vested as provided in Section 6.9. Earnings will be credited on the amount credited to a Participant’s Profit Sharing Restoration Account in accordance with the provisions of Sections 6.2, 6.4 and 6.5 at such times and in such manner as the Committee may determine.

ARTICLE 6

ACCOUNTS

6.1 Accounts. For record-keeping purposes, each Participant shall have one or more of the following Accounts under the Plan, as applicable:

(a)	a Deferral Commitment Account;

(b)	a 401(k) Restoration Account; and

(c)	a Profit Sharing Restoration Account.

6.2 Earnings on Accounts. Except as provided in Section 6.5, a Participant’s Accounts shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time on an Investment Election Form. Participants may allocate their Accounts among the Earnings Crediting Options available under the Plan only in whole percentages for any Earnings Crediting Option. The gross rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual performance of the corresponding investment fund or shares of stock which the Company may designate from time to time, and shall equal the total return of such investment fund or shares of stock net of asset based charges, including, without limitation, money management fees and fund expenses. Notwithstanding anything contained herein to the contrary, a Participant may not allocate more than fifty percent (50%) of any deferrals to an investment in Company common stock. If a Participant does not designate an Earnings Crediting Option for an Account, the Account shall be credited with interest or earnings in accordance with Section 6.5.

The Company by action of the Committee reserves the right, on a prospective basis, to add or delete Earnings Crediting Options, or to disregard a Participant’s investment allocations and credit the Participant’s Account with a fixed rate of interest determined in the Committee’s sole discretion; provided, however, that any such change in the Earnings Crediting Options available under the Plan, including the crediting by the Company of a fixed rate of interest in place of a Participant’s investment allocations, shall only affect the rate at which earnings will be credited to a Participant’s Account in the future, and will not affect the existing value of a Participant’s Account, including any earnings credited under the Plan up to the date of such change.

6.3 Earnings Crediting Options. Except as otherwise provided pursuant to Section 6.2, the Earning Crediting Options available under the Plan shall consist of the options selected by the Committee, in its sole discretion. Notwithstanding that the gross rates of return credited to Participants’ Accounts under the Earnings Crediting Options are based upon the actual performance of the investment funds as the Committee may designate, the Company shall not be obligated to invest any Base Salary and/or Bonus deferred by Participants under this Plan, or any other amounts, in such investment funds.

6.4 Changes in Earnings Crediting Options. Subject to such administrative procedures as the Committee shall prescribe, a Participant may change the Earnings Crediting Options for his or her Accounts as frequently as the Committee may permit by filing a new Investment Election Form with the Committee or its designated representatives. Any such changes made by a Participant will apply to the allocation of the Participant’s existing Account balances and/or to new deferrals under the Plan, as elected by the Participant. Subject to such administrative procedures as the Committee shall prescribe, any changes set forth in a new Investment Election Form that is filed with the Committee or its designated representatives shall be effective in accordance with administrative practices established or approved by the Committee. Any changes in election of Earnings Crediting Options must be in whole percentages.

Notwithstanding any other provision in this Plan, if a Participant is or may be subject to Section 16 of the Securities Exchange Act of 1934 (the “Act”) and Rule 16b-3, such Participant may change his or her Earnings Crediting Options into or out of Company common stock only if the Committee, in its sole discretion, finds that such Participant’s change of Earnings Crediting Options into or out of Company common stock is entitled to the exemption benefits of Rule 16b-3(f) or other exemptive rules under Section 16 of the Act. In addition, whenever the Company has imposed a moratorium on trading in Company common stock, such moratorium shall apply to the changing of Earning Crediting Options into or out of Company common stock under this Plan to the extent attributable to then existing Account balances; a Participant shall still be permitted to change allocations with respect to future deferrals.

6.5 Interest on Accounts. Notwithstanding any other provision of the Plan, a Participant’s Accounts shall be credited with interest, as follows:

(a) If a Participant does not designate an Earnings Crediting Option for an Account while employed with an Employer, such Account shall be credited with interest, compounded daily, at the prevailing money market rate designated by the Committee.

(b) Except as provided in this Section 6.5(b), following a Participant’s Retirement, the Participant’s Accounts will no longer be credited according to Section 6.2. Instead, the Participant’s Accounts will be credited with one hundred fifteen percent (115%) of the Declared Rate which is applicable for that calendar year, compounded annually. However, if a Participant has elected to receive annual installments of his or her retirement benefit paid out as provided under Section 7.2(a), such Participant’s Accounts will continue to be credited in accordance with Section 6.2. If a Participant receiving annual installment payments as provided under Section 7.2(a) dies before all of the installment payments have been made to him or her, after the Participant’s death the Participant’s Accounts will continue to be credited in accordance with Section 6.2 in accordance with the Earnings Crediting Options elected by the Participant’s Beneficiary (unless and until changed by the beneficiary, the Earnings Crediting Options in effect at the time of the Participant’s death shall remain in effect).

6.6 Valuation of Accounts. The value of a Participant’s Accounts as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings and losses deemed to be earned on such Accounts in accordance with Section 6.2 through the day preceding such date, less the amounts theretofore distributed from such Accounts.

6.7 Statement of Accounts. The Committee shall provide or make available to each Participant, not less frequently than annually, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of the Participant in his or her Accounts.

6.8 Distribution of Accounts. Any distribution made to or on behalf of a Participant in an amount which is less than the entire balance of his or her Accounts shall be made pro rata from each of the Earnings Crediting Options to which such Accounts are then allocated, unless another manner of allocation is approved by the Committee in its discretion.

6.9 Vesting of Accounts. Each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to such Participant’s Deferral Commitment Account. A Participant’s interest in any credit to his or her 401(k) Restoration Account or his or her Profit Sharing Restoration Account and earnings thereon, respectively, shall vest at the same rate and at the same time as vesting occurs under the Tax-Qualified Plan with respect to “Matching Contributions” under the Tax-Qualified Plan and Profit Sharing Contributions, respectively.

ARTICLE 7

BENEFITS TO PARTICIPANTS

7.1 Distributions Generally.

(a) Deferral Commitment Accounts. For each Plan Year that a Participant has a Deferral Commitment in effect, the Participant may elect in the Enrollment Agreement for such Plan Year to have his or her related Deferral Commitment Account attributable to such Deferral Commitment further credited to a Normal Distribution Account or an In-Service Distribution Account. In addition, the Participant may make such further distribution elections on such Enrollment Agreement as are available under the Plan. A Participant may make a different distribution election each Plan Year with respect to his or her Deferral Commitment Account for such Plan Year. In the absence of a timely election by a Participant, the distribution election(s) made by the Participant in his or her most recently filed Enrollment Agreement shall continue in effect.

(b) 401(k) Restoration and Profit Sharing Restoration Accounts. A Participant’s 401(k) Restoration Account and Profit Sharing Restoration Account for a Plan Year shall be further credited to his or her Normal Distribution Account for such Plan Year, for distribution in accordance with Section 7.2. For each Plan Year that amounts are credited to a Participant’s 401(k) Restoration Account and/or Profit Sharing Restoration Account, the Participant may file an Enrollment Agreement with the Committee pursuant to which he or he may elect any of the distribution options available under Section 7.2. If a Participant does not have an Enrollment Agreement on file with the Committee with respect to amounts credited to his or her 401(k) Restoration Account and/or Profit Sharing Restoration Account for a Plan Year, then such Participant shall be deemed to have elected to have his or her Normal Distribution Account with respect to such amounts distributed in a lump sum within thirty days following the date that is six months following the Participant’s Termination Date.

Notwithstanding anything contained herein to the contrary, an Eligible Employee who has not previously made a Deferral Commitment nor had an amount credited to his or her

401(k) Restoration Account and/or Profit Sharing Restoration Account may file an Enrollment Agreement before the first Plan Year for which his or her 401(k) Restoration Account and/or Profit Sharing Restoration Account is credited with an amount in accordance with Section 5.2 and/or 5.3 in order to elect the Normal Retirement Account distribution options available with respect to such Accounts; provided, however, that there is no assurance that an Employee who files an Enrollment Agreement shall be entitled to a credit to his or her 401(k) Restoration Account and/or Profit Sharing Restoration Account. If an Eligible Employee does not file an Enrollment Agreement before the first Plan Year for which a credit is made to his or her 401(k) Restoration Account and/or Profit Sharing Restoration Account, then his or her Normal Retirement Account attributable to credits for such first Plan Year shall be distributed in a lump sum within thirty business days following the date that is six months following the Participant’s Termination Date.

7.2 Distribution of Normal Distribution Accounts.

(a) Following Termination of Service Due to Retirement. If a Participant terminates Service with the Employer on account of his or her Retirement, the Participant’s Normal Distribution Accounts shall be distributed in (i) a lump sum or (ii) annual installment payments over two (2) to twenty (20) years, as elected by the Participant on an election form prescribed by the Committee and filed at the time such Participant files an Enrollment Agreement with respect to such Account. If a Participant fails to make a distribution election with respect to a Normal Distribution Account, such Account shall be distributed in a lump sum within thirty business days following the date that is six months following the Participant’s Termination Date.

A Participant may elect in such election form to have the lump sum or annual installment payments which are payable following Retirement commence in January of the year following Retirement or in January of any year that is not more than then two (2) years following Retirement; provided, however, that, distribution to a Participant shall, if later than the date elected by the Participant, be made within thirty business days following the date that is six months after the date of such Participant’s separation from Service. A Participant who elects annual installments with respect to a Normal Distribution Account shall, at the time such Participant files an Enrollment Agreement, select the method of determining the installment payment amounts. The available methods are as follows:

(i) The Fractional Method. The initial installment payment shall be in an amount equal to (a) the value of the particular Account as of the last business day of the month preceding the date of payment, divided by (b) the number of annual installment payments elected by the Participant. The remaining annual installments shall be paid in January of each succeeding year in an amount equal to (A) the value of such Account as of December 31 of the immediately preceding year, divided by (B) the number of installments remaining. In accordance with Sections 6.2 and 6.5, the Participant’s Normal Distribution Account will continue to be credited in accordance with Section 6.2.

(ii) The Amortized Method. Annual installment payment amounts shall be calculated by amortizing the Account balance, in approximately level payments of principal and earnings, based on a rate equal to one hundred fifteen percent (115%) of the Declared Rate established for the year payments are to begin, compounded annually. After the initial installment payment, the remaining annual installments shall be paid in January of each succeeding year. Annual installment payment amounts shall be redetermined as of December 31 of the year prior to payment. In accordance with Sections 6.2 and 6.5, the Participant’s Normal Distribution Accounts will no longer be credited according to Section 6.2. Instead, the Participant’s Normal Distribution Account will be credited with one-hundred fifteen percent (115%) of the Declared Rate for each calendar year, compounded annually.

A Participant may file a new election for payment of any of his or her Normal Distribution Accounts, which will supersede his or her original election, at any time more than twelve (12) months preceding his or her Retirement; provided, however, that, except as set forth in Section 7.4, no such new election shall be effective unless the first payment with respect to such new election is deferred for a period of not less than five (5) years after the date payment would have been made had such new election not been filed. Any subsequent election which is made less than twelve (12) months prior to Retirement will be null and void, and the Participant’s next preceding timely election will be reinstated. A change in the method of determining installment payments between the Fractional Method and the Amortized Method described below shall be considered a new election.

(b) Distribution Following Termination of Service Other Than Due to Retirement. If a Participant terminates Service with the Employer prior to the earliest date on which he or she is eligible for Retirement, other than on account of his or her death, the Participant’s Normal Distribution Account shall be distributed in a lump sum in January of the year following the Participant’s Termination Date or, if later, within thirty business days following the date that is six months after the date of such Participant’s separation from Service.

(c) Distribution if Participant Dies Before Payments Have Commenced. If a Participant dies before distribution of his or her Normal Distribution Account has been paid or commences, such Normal Distribution Account shall be distributed in accordance with Article 8 (Survivor Benefits).

(d) Distribution if Participant Dies After Payments Have Commenced. If a Participant dies after the commencement of his or her Normal Distribution Account, the Company will continue to pay to the Participant’s Beneficiary the remaining installments of any such benefit that would have been paid to the Participant had the Participant survived.

7.3 Distribution of In-Service Distribution Accounts. A Participant may elect to defer all or a portion of his or her Deferral Commitment for a Plan Year into an In-Service Distribution Account and receive distributions from such In-Service Distribution Account prior to termination of Service (“In-Service Distribution”) subject to the following restrictions:

(a) Timing of Election. The election to receive an In-Service Distribution from an In-Service Distribution Account must be made prior to the commencement of the period in which the related deferred Base Salary and/or Bonuses are to be earned.

(b) Amount of Withdrawal. The entire In-Service Distribution Account must be paid out at the time and in the form elected by the Participant when the In-Service Distribution Account is established.

(c) Timing and Form of In-Service Distribution. An In-Service Distribution of an In-Service Distribution Account shall be paid in (i) a single lump sum or (ii) annual installments over two (2) to four (4) years, computed in the same manner as set forth in Section 7.2(a). Such In-Service Distribution shall commence at the time elected by the Participant in the election form in which the In-Service Distribution Account is elected; provided, however, that in no event shall distribution of an In-Service Distribution Account be made or commence prior to the completion of three (3) Plan Years following the start of deferrals into such In-Service Distribution Account. If a Participant elects to receive his or her In-Service Distribution in annual installments, the Participant’s In-Service Distribution Account will continue to be credited with earnings in accordance with Section 6.2. Notwithstanding anything contained herein to the contrary, a Participant may file a new election with respect to the time and/or form of payment of an In-Service Distribution Account, which will supersede his or her prior election with respect to such In-Service Distribution Account, at any time more than twelve (12) months preceding the date on which distribution of such In-Service Distribution Account would be made or commence if not for the new election; provided, however, that, except as set forth in Section 7.4, no such new election shall be effective unless distribution thereunder is made or commences to be made no earlier than five (5) years after the date distribution would have been made or commenced had such new election not been filed.

If a Participant terminates employment with the Company after installment distribution of his or her In-Service Distribution Account has commenced (regardless of the reason for such termination), such installments shall continue to be made in accordance with the Participant’s election to the Participant or, in the event of the Participant’s death, to his or her Beneficiary. If a Participant terminates employment with the Company before installment distribution of his or her In-Service Distribution Account has commenced, the balance of the

Participant’s In-Service Distribution Account shall, notwithstanding the Participant’s election, be paid out in January of the year following such termination of Service in a lump sum or, if later, within thirty business days following the date that is six months after the date of such Participant’s separation from Service; provided, however, that if the Participant incurs a separation from Service due to Retirement, then his or her In-Service Distribution Account shall, notwithstanding the Participant’s election, be paid out in the same form and at the same time as set forth in his or her corresponding Normal Distribution Account election. For purposes of the foregoing, a Participant’s corresponding Normal Distribution Account election refers to the distribution election made (or deemed made) by the Participant for his Normal Distribution Account that is established (or deemed established) for the same year in which the related In-Service Distribution Account of the Participant is established.

7.4 Amendment of Deferral Elections Pursuant to IRS Notice 2006-79 and Notice 2007-86. Notwithstanding anything contained in the Plan to the contrary, a Participant shall be permitted to change any election under the Plan as to the time and/or form of payment to the extent permitted by IRS Notice 2006-79 and/or Notice 2007-86 by filing a change of election with the Administrator at such time and in such form as the Administrator may permit, but in any event such change of election must be filed with the Administrator by no later than December 31, 2008. Any such change of election filed by December 31, 2007 may apply only to amounts that would not otherwise be payable during 2007 and may not cause an amount to be paid in 2007 that would not otherwise have been paid in 2007. With respect to a change of election made during 2008, the election shall only apply to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

ARTICLE 8

SURVIVOR BENEFITS

If a Participant dies after reaching Retirement eligibility but before commencement of payment of retirement benefits with respect to his or her Normal Distribution Accounts, the Employer shall pay to the Participant’s Beneficiary such Account balances. Payments shall be made or commence within sixty (60) days after the Participant’s death, irrespective of when retirement benefits would have commenced if the Participant had survived. Such payments shall be made in accordance with the method of payment the Participant elects in the designation of form of retirement benefit payments for, and in accordance with the terms and conditions applicable to, his or her Normal Distribution Accounts.

If a Participant dies before reaching Retirement eligibility and before commencement of payment of termination benefits with respect to his or her Normal Distribution Accounts, the Employer shall pay to the Participant’s Beneficiary such Account balances. Payments shall be made or commence within sixty (60) days after the Participant’s death, irrespective of when benefits would have commenced if the Participant had survived. Such payments shall be made in accordance with the method of payment the Participant elected in the designation of form of survivor benefit payments for his or her Normal Distribution Accounts. The available forms of payment of survivor benefits for Participants who have not reached Retirement eligibility are (a) lump sum or (b) annual installments over 3, 5 or 10 years which shall be computed in the same manner as set forth in Section 7.2(a). If a Participant elects annual installments, after the initial annual installment payment, the remaining annual installments shall be paid in January of each succeeding year. Notwithstanding anything contained in the Plan to the contrary, a Participant may at any time file a new election with respect to the form of payment of any survivor benefits, which will supersede his or her prior election with respect to the form of payment of such benefits, provided that, except as set forth in Section 7.4, no such new election shall be effective (and any such attempted election shall be void) unless it is filed more than twelve (12) months preceding the date of the Participant’s death.

Notwithstanding the foregoing, and irrespective of the Participant’s election, if the aggregate amount payable as a survivor benefit is less than the applicable dollar limit under Section 402(g)(1)(B) of the Code, then such benefits shall be paid in a lump sum. If no election is made, survivor benefits shall be paid out in a lump sum.

ARTICLE 9

EMERGENCY BENEFIT

In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency, after deducting any and all taxes as may be required to be withheld pursuant to Section 12.6 (the “Emergency Benefit”). For purposes of the Plan, an unforeseeable financial emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B) thereof) of the Participant, loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee subject to applicable law. The need to pay funeral expenses of a spouse, a beneficiary or a dependent (as defined above) may also constitute an unforeseeable financial emergency. The amount distributed with respect to an emergency may not exceed the amount necessary to satisfy such emergency plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency.

Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year.

ARTICLE 10

SETTLEMENT AND VALUATION DATES

10.1 Settlement and Valuation Dates. Except as otherwise provided in the Plan, lump sum payments or the commencement of annual installment payments will occur on a “Settlement Date” within 30 days after the end of the calendar quarter in which a Participant becomes entitled to receive benefits. Except as otherwise provided in the Plan, the “Valuation Date” which will be used to value the Participant’s Account will be the last day of the preceding month before the “Settlement Date.” For example, a lump sum payment made at the end of January will be based on the Participant’s Account balance as of the preceding December 31. Annual installment payments shall be made on or about the same date each year during the installment payment period.

ARTICLE 11

CLAIM PROCEDURES

11.1 Submission of Claim. An Employee, Participant, Beneficiary or other person who believes that he or she has been denied a benefit under the Plan to which he or she is entitled (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee. The request must be addressed to the “Committee of the Executive Deferred Compensation Plan” and delivered to the General Counsel of the Company.

11.2 Notice of Denial of Claim. If a claim for benefits under this Plan is denied in whole or in part, the Committee shall provide notice to the claimant in writing of the denial within ninety (90) days after the Committee’s receipt of the claim. However, if special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefore shall be furnished to the Claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days. The notice shall be written in a manner calculated to be understood by the Claimant and shall include:

(a) the specific reason or reasons for the denial;

(b) specific reference to the pertinent Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) a statement that any appeal of the denial must be made by providing to the Committee, within sixty (60) days after receipt of the notice of denial, written notice of such appeal, such notice to include a full description of the pertinent issues and the basis of the claim. If the Claimant fails to appeal such denial to the Committee in writing within the prescribed period of time, the Committee’s adverse determination shall be final, binding and conclusive.

11.3 Review of Denial of Claim. If the Committee receives from a Claimant, within the prescribed period of time, a notice of an appeal of the denial of a claim for a benefit, such notice and all relevant materials shall immediately be submitted to the Compensation & Organization Committee of the Board. The Compensation & Organization Committee’s decision on review shall be made within sixty (60) days of receipt of request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one-hundred twenty (120) days after receipt of the request for review. If such extension of time is required, written notice of the extension shall be furnished to the Claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the Claimant, and shall include:

(a) the specific reason or reasons for the denial;

(b) specific references to the provisions of the Plan on which the denial is based;

(c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Compensation & Organization Committee in making its decision, or (ii) was submitted, considered or generated in the course of such Committee’s decision, without regard to whether such instrument was actually relied upon by such Committee in making its decision.

If the decision on review is not furnished within the time specified above, the claim shall be deemed denied on review.

ARTICLE 12

MISCELLANEOUS

12.1 Amendment or Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Board, or by any other committee or entity authorized by the Board; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Account as of the effective date of such amendment, suspension, discontinuance or termination unless any such action is taken in order for the Plan to comply with the requirements of Section 409A of the Code or any other law and to carry out the intent and purposes of the Plan. Upon termination of the Plan, the Board may distribute all Accounts in accordance with Treasury Regulation §1.409A-3(j)(4)(ix).

12.2 Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate.

12.3 Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Employer, nor shall it interfere with the rights of the Employer to terminate the employment of any Participant and/or take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

12.4 Obligations to Employer. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

12.5 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer otherwise than by will or the laws of descent and distribution, alienate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (a) a corporation which acquires all or substantially all of the Company’s assets or (b) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest. Notwithstanding the foregoing or anything contained in the Plan to the contrary, distribution of a Participant’s Account may be accelerated to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

12.6 Withholding Taxes. The Company may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, (a) the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary) or (b) making arrangements with the Participant prior to any deferral or any payments from the Plan for payment of all such Federal, State or local taxes that are required to be withheld. Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

12.7 Use of Electronic Media. Any form, notice or other communication specified under the Plan may, in the discretion of the Committee, be provided and accepted in any electronic or telephonic medium acceptable to the Committee, including without limitation, via email or over the Internet.

12.8 Trust Fund. The employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board of Directors or the Committee may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer.

12.9 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the company, and no segregation of any assets whatsoever for such benefits shall be made. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such participant any rights that are greater than those of a general creditor of the Company.

12.10 Severability. If a provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

12.11 Governing Law. The plan shall be construed in accordance with and governed by the laws of the State of New Jersey, without reference to the principles of conflict laws.

12.12 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

12.13 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.14 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail, to the Committee or to such representatives as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

12.15 Arbitration. In the event that a Claimant’s claim is denied pursuant to the procedure set forth in Article 12 hereof, any controversy or claim arising out of or relating to this Plan shall be settled by binding arbitration in Princeton, New Jersey, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties shall seek to agree upon appointment of the arbitrator and the arbitration procedures. If the parties are unable to reach an agreement, a single arbitrator shall be appointed pursuant to the AAA Employment Dispute Resolution Rules, and the arbitrator shall determine the arbitration procedures. Any award pursuant to such arbitration shall be included in a written decision which shall state the legal and factual reasons upon which the award was based, including all the elements involved in the calculation of any award of damages. Any such award shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. The arbitrator shall interpret the Plan in accordance with the laws of New Jersey. Each party shall pay its own fees and expenses incurred in any arbitration under this Plan.

12.16 Section 409A Compliance. This Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, each payment made under this Plan shall be treated as a separate payment. Except to the extent expressly permitted by the Plan, in no event may a Participant, directly or indirectly, designate the calendar year of payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this      day of                     , 2008.

CHURCH & DWIGHT CO., INC.

By:

WITNESS: